EXHIBIT 10.7

IsoTis	IsoTis OrthoBiologics, Inc.
OrthoBiologicsTM		2 Goodyear
Irvine, CA 92618
USA
	Tel	(949) 595.8710
	Fax	(949) 595.8711
	www	isotis.com

February 27, 2004

William Franklin
100 Strawthorne Court
Apex, North Carolina  27502

Dear Bill:

We are pleased to offer you a position with IsoTis OrthoBiologics, Inc., based in Irvine, California.

Your title will be Vice President of Manufacturing reporting to the US Division President.  Your employment will begin on April 1, 2004.

As you know, this organization brings a variety of opportunities and challenges that are expected to pay off significantly for everyone with a positive, entrepreneurial attitude who achieves outstanding results.  Out future success depends on the achievement of outstanding individual, division, and corporate results and we feel your contribution will be mutually rewarding.

COMPENSATION

IsoTis offers a three part compensation plan which consists of salary, annual bonus, and stock options.  The following is your plan:

1.	Compensation Level #1:	$165,000 Annual Base Salary

2.	Compensation Level #2:

Bonus for 2004 will be calculated on a 20% scale based on Corporate, Division and Individual results achieved.  Bonus for 2005 will be calculated on a 20% scale for Q1 2005 and a 25% scale for Q2, Q3, & Q4 2005.  For 2005 and moving forward, employee will be eligible for 25% annual Bonus based on Corporate, Division and Individual results achieved.

3.	Compensation Level #3:

25,000 stock options granted on July 1, 2004 (pending final approval from the Board of Directors).  Strike price for all options will be set as the 5 days average Closing price of the Company’s stock on the SWX stock exchange preceding the date of acceptance of this offer.  All options granted will vest over 4 years and will be subject to the terms and conditions of the Company’s Stock Option Plan, to be provided under separate cover.

In consideration of your acceptance of this offer, IsoTis will accommodate your relocation to Southern California.  The following considerations will be granted:

1.	Relocation Allowance::

Employee will be eligible for a relocation allowance in the amount of $15,000. This allowance will be made in two payments; the first $7,500 will be paid on or before April 16, 2004, provide employee is working full-time from the Irvine facility. The remaining $7,500 will be paid within 30 days of the employee’s relocation to California.

2.	Household Goods:

Company to fully fund the relocation of personal household belongings and automobiles; to include but not limited to packing, transportation and delivery of such belongings to Southern California. Details for the physical relocation will be executed by the employee; i.e. professional movers may be engaged or personal move of belongings via a rental truck is acceptable. Approval for moving expenditures will be submitted to Human Resources in advance.

3.	Misc. Relocation Cost:	The Company will pay reasonable airfare for spouse to visit California for the purpose of finding a residence. Details to be coordinated through Human Resources.

In the event the employee elects to self move vehicle(s) or personal belongings for the purpose of conserving costs, the Company will reimburse employee and/or spouse for reasonable misc. expenses associated with the respective cross country relocation to California, to include but not limited to lodging, meals and gas, provided employee supplies supporting receipts. Such receipts will be submitted to Human Resources for processing.

4.	Closing Costs:

Company to pay a $47,000 Bonus for the purpose of aiding in the closing costs associated with selling and purchasing of residences. Payment of the $47,000 will be made in two payments; first payment of $23,500 will be made within 30 days of acceptance of this offer and the remaining $23,500 win be made 30 days after relocation to California.

5.	Tax Adjustment:	Company to pay a one time bonus in the amount of $20,000. Payment of the tax adjustment bonus will be paid as mutually agreed upon by the parties.

In addition, IsoTis shall grant you 160 hours of Paid Time Off. You will accrue future PTO in alignment with the company’s Paid Time Off policy for team members that have completed three years of service with the organization. Secondly, IsoTis will waive the customary 90 day waiting period associated with your company paid medical and dental insurance. As such, the effective date of your benefits will be April 1, 2004.

IsoTis OrthoBiologics, Inc. is an at-will employer, and cannot guarantee employment for any specific duration.  You are free to quit, and IsoTis is entitled to terminate your employment at any time, with or without cause.  This provision can only be changed or revoked in a formal written contract signed by the Director of Operations, and cannot be changed by any express or implied agreement based on statements or action by any employee or supervisor.

You will be required to provide proof of your identity and authorization to work in the United States as required by federal immigration laws.

You will be required to sign a Confidentiality Agreement, as well as the necessary tax and benefit enrolment forms.

As I have discussed with all Team Members, IsoTis policy is that it expects Team Members, both during their employment with IsoTis as well as thereafter, to maintain the confidentiality of IsoTis proprietary information.  Similarly, and for the same reasons, IsoTis expects Team Members to not disclose the proprietary information of their former employers.

This letter sets forth the entire agreement between you and IsoTis.  Once signed by you, it will become a legally binding contract, and will supersede all prior discussions, promises, and negotiations.

Bill, we appreciate the opportunity to have people like you as part of our Team and we look forward to an outstanding future of mutual growth and success.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than March 3rd, 2004.  I welcome you to IsoTis, and I wish you success in your employment.

Sincerely,

/s/ KERRI LUCHS

Kerri Luchs
Director of Operations

I agree to the terms stated in this letter.

/s/ WILLIAM FRANKLIN	3/1/2004

William Franklin	Date